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                                                                      Exhibit 5

                              August 31, 1999


CP&L Holdings, Inc.
411 Fayetteville Street
Raleigh, North Carolina 27601-6111


                       Registration Statement on Form S-4
            Relating to the Shares to be Issued by CP&L Holdings Inc.
            ---------------------------------------------------------


Ladies and Gentlemen:


         We have acted as counsel to CP&L Holdings, Inc., a North Carolina corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 159,700,000 shares of its common stock (the "Common Stock"). The Common Stock is to be issued in connection with the implementation of a holding company structure in which Carolina Power & Light Company will become a wholly-owned subsidiary of the Company. The transaction in which the Common Stock will be issued is described in the Registration Statement on Form S-4 (the "Registration Statement") that is being filed by the Company on the date hereof with the Securities and Exchange Commission (the "Commission").


         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.


         Based upon the foregoing and the further qualifications stated below, we are of the opinion that when the Common Stock has been issued as described in the Registration Statement, the Common Stock will be legally issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to this firm under the heading "Validity of Holdings Common Stock" in the Proxy Statement/Prospectus included therein.



                                           Very truly yours,



                                           /s/ Hunton & Williams